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                                                               Exhibit (a)(1)(D)

                          J.P. Morgan Securities Inc.
                                277 Park Avenue
                              New York, NY 10172
                           Toll Free: (800) 648-5544
                            Collect: (212) 648-0888

                          [GRAPHIC OMITTED] JPMORGAN


 U.S. OFFER TO PURCHASE FOR CASH 28,566,944 AMERICAN DEPOSITARY SHARES ("ADSs")
            (EACH ADS REPRESENTING 7 CLASS D SHARES OF COMMON STOCK)


                                      OF


                      COMPANIA ANONIMA NACIONAL TELEFONOS
                             DE VENEZUELA (CANTV)
                                      FOR

                                $24.00 PER ADS

                                      BY


                     AES COMUNICACIONES DE VENEZUELA, C.A.
                          A COMPANY JOINTLY OWNED BY


                              THE AES CORPORATION
                                      AND
                             CORPORACION EDC, C.A.


THE U.S. OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, OCTOBER 29, 2001, UNLESS THE U.S. OFFER IS EXTENDED.


                                                             September 25, 2001

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been appointed by AES Comunicaciones de Venezuela, C.A., the purchaser in this U.S. offer and a company incorporated under the laws of Venezuela (the "Purchaser"), jointly owned by The AES Corporation, a Delaware corporation ("AES") and Corporacion EDC, C.A., a company incorporated under the laws of Venezuela and in which AES owns 87% of the outstanding ordinary shares ("CEDC"), to act as Dealer Manager in the United States in connection with the Purchaser's offer to purchase 28,566,944 ADSs of Compania Anonima Nacional Telefonos de Venezuela (CANTV) ("CANTV"), a publicly traded stock corporation organized under the laws of Venezuela, for $24.00 per ADS, net to the seller in cash, less any withholding taxes and without interest thereon, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase dated September 25, 2001 (the "Offer to Purchase," which together with the related ADS Letter of Transmittal ("Letter of Transmittal") and Notice of Guaranteed Delivery constitute the "U.S. offer"). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold ADSs in your name or in the name of your nominee.

     The U.S. offer is being made in conjunction with an offer in Venezuela (the "Venezuelan offer") by the Purchaser to purchase 199,968,608 CANTV shares at $3.4285714 per share (the same price being paid pursuant to

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the U.S. offer, taking into account the number of Class D shares represented by each ADS). In the event that the price per share pursuant to the Venezuelan offer is increased, the Purchaser intends to make a corresponding increase to the price to be paid per ADS pursuant to the U.S. offer, taking into account the number of Class D shares represented by each ADS.

     Tenders of CANTV shares are not being accepted pursuant to the U.S. offer. Holders of Class D shares (being the only class of CANTV shares underlying the ADSs) may deposit their Class D shares with The Bank of New York (the "Depositary") and receive ADSs for such Class D shares pursuant to the Amended and Restated Deposit Agreement dated September 10, 2000, among CANTV, the Depositary and holders from time to time of American Depositary Receipts ("ADRs") issued thereunder (the "Deposit Agreement"). The ADSs may then be tendered pursuant to the U.S. offer.

     The Purchaser expressly reserves the right to (i) extend, amend or modify the terms of the U.S. offer in any manner and (ii) withdraw or terminate the U.S. offer and not accept for payment any ADSs if any of the conditions to the U.S. offer are not satisfied.

     For your information and for forwarding to those of your clients for whom you hold ADSs registered in your name or in the name of your nominee(s), we are enclosing the following documents:

   1. The U.S. Offer to Purchase, dated September 25, 2001;

   2. A printed form of letter that may be sent to your clients for whose account you hold ADSs registered in your name or in the name of a nominee(s), with space provided for obtaining such clients' instructions with regard to the U.S. offer;

   3. The ADS Letter of Transmittal (together with accompanying Substitute Form W-9) to be used by holders of ADSs in tendering ADSs;

   4. The Notice of Guaranteed Delivery to be used to tender ADSs into the U.S. offer if ADRs evidencing ADSs and all other required documents are not immediately available or cannot be delivered to the Receiving Agent by the expiration date of the U.S. offer or if, in the case of book-entry delivery of ADSs, the procedures for book-entry transfer set forth under the section "THE U.S. OFFER--Procedure for Tendering ADSs in the U.S. Offer" of the Offer to Purchase cannot be completed by the expiration date of the U.S. offer;

   5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9. ADS holders who fail to complete and sign the Substitute Form W-9 may be subject to a federal backup withholding tax; and

   6. A return envelope addressed to Mellon Investor Services LLC (the "Receiving Agent") for your use only.

     The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the fees of the Dealer Manager and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of ADSs. The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. The Purchaser will pay or cause to be paid any transfer taxes with respect to the transfer and sale of ADSs to it or its order pursuant to the U.S. offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Shares of common stock of CANTV, except insofar as they are represented by ADSs, cannot be tendered by means of the Letter of Transmittal. Shares of CANTV beneficially owned or held of record by persons cannot be tendered pursuant to the U.S. offer and can only be tendered pursuant to the Venezuelan offer. Additional information on the Venezuelan Offer may be obtained from the Dealer Manager or the Information Agent for the U.S. Offer. Documentation on the Venezuelan Offer will be available in English.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE U.S. OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5.00 P.M. NEW YORK CITY TIME ON MONDAY, OCTOBER 29 2001, UNLESS THE U.S. OFFER IS EXTENDED.

YOUR ATTENTION IS INVITED TO THE FOLLOWING:

   1. The consideration per ADS is $24.00 in cash, less any withholding taxes and without interest thereon. THE U.S. OFFER IS OPEN TO ALL HOLDERS OF ADSs.

   2. The U.S. offer is being made for 28,566,944 ADSs.


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   3. Tendering ADS holders will not be obligated to pay transfer taxes, except as set forth in Instruction 6 of the Letter of Transmittal, on the transfer of ADSs pursuant to the U.S. offer. However, U.S. federal income tax backup withholding may be required, unless the required taxpayer identification information is provided. See Instruction 11 of the Letter of Transmittal.

   4. The U.S. offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Monday, October 29, 2001, unless the U.S. offer is extended.

   5. As of the date hereof, the Board of Directors of CANTV has not reviewed the U.S. offer and has not taken a position with respect to the U.S. offer.

   6. Notwithstanding any other provision of the U.S. offer, payment of $24.00 in cash for each ADS accepted for payment pursuant to the U.S. offer will, in all cases, be made only after timely receipt by the Receiving Agent of
      (a) ADRs evidencing ADSs pursuant to the procedures set forth under the section "THE U.S. OFFER--Procedure for Tendering ADSs in the U.S. Offer" of the Offer to Purchase, or a timely book-entry confirmation with respect to such ADSs, (b) the Letter of Transmittal properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal in connection with a book-entry transfer, and (c) any other documents required by the Letter of Transmittal.

   7. The U.S. offer is conditioned upon, among other things, (i) the sum of
      (x) the number of shares of CANTV common stock (including Class D shares represented by ADSs) held directly or indirectly by AES (including Class D shares held through CEDC), (y) the number of CANTV shares represented by ADSs validly tendered and not withdrawn on or prior to the expiration date of, and to be purchased pursuant to, the U.S. offer and (z) the number of CANTV shares validly tendered and not withdrawn on or prior to the expiration date of, and to be purchased pursuant to, the Venezuelan offer, representing at least a majority of the outstanding shares of capital stock of CANTV, and (ii) other conditions described under the section "THE U.S. OFFER--Conditions of the U.S. Offer" of the Offer to Purchase.

     In order to tender ADSs into the U.S. offer: (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantee, or an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and other required documents should be sent to the Receiving Agent; and (ii) ADRs representing the tendered ADSs or a timely book-entry confirmation should be delivered to the Receiving Agent, in each case in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of ADSs wish to tender, but it is impracticable for them to forward their ADRs or other required documents or complete the procedures for book-entry transfer prior to the expiration date of the U.S. offer, a tender may be effected by following the Guaranteed Delivery Procedures specified under the section "THE U.S. OFFER--Procedure for Tendering ADSs in the U.S. Offer" of the Offer to Purchase.

     Any inquiries you may have with respect to the U.S. offer should be addressed to J.P. Morgan Securities Inc., the Dealer Manager for the U.S. offer, or to D.F. King & Co., Inc., the Information Agent for the U.S. offer, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

     Requests for additional copies of the enclosed materials may also be directed to the Dealer Manager or to the Information Agent.


                                 JPMORGAN [Logo]


     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, AES, CEDC, THE DEALER MANAGER, THE RECEIVING AGENT, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.


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